As filed with the Securities and Exchange Commission on January 24, 2007

Registration No.  ___-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Investors Real Estate Trust

(Exact name of issuer as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12 South Main Street
Minot, ND  58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

INVESTORS REAL ESTATE TRUST
IRET PROPERTIES 401(K) RETIREMENT PLAN
(Full Title of the Plan)
_______________

Karin Wentz, Esq.
Associate General Counsel and Corporate Compliance Officer
10050 Crosstown Circle, Suite 105
Eden Prairie, MN  55344
(952) 401-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Amy E. Dahl, Esq.
Fulbright & Jaworski, L.L.P
2100 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-3796
(612) 321-2800

_______________

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed maximum Offering price (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares of beneficial interest, no par value	100,000(2)	$10.14	$1,014,000	$108.50

(1)  Estimated solely for the purpose of calculating the registration fee, in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, using the average of the high and low prices of the common shares of beneficial interest of the Company on the NASDAQ Global Market on January 17, 2007 (within 5 business days prior to filing this registration statement).

(2)  Represents the number of shares of the Company’s common shares of beneficial interest issuable under the Company’s employee Retirement Plan (the “Plan”).  This registration statement also covers an indeterminate number of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the Company’s outstanding common shares of beneficial interest.

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

INTRODUCTION

                This Registration Statement on Form S-8 is filed by Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company” or the “Registrant”), to register 100,000 shares of the Company’s common shares of beneficial interest, no par value (the “Common Shares”), for issuance under the Company’s employee Retirement Plan.  Employees of the Company may purchase Common Shares through the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company and the Plan hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)        the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, filed with the Commission on July 14, 2006; and the Plan’s Annual Report on Form 11-K for the year ended December 31, 2005, filed with the Commission on January 24, 2007.

(b)        The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2006 and October 31, 2006, respectively, filed with the Commission on September 11, 2006 and December 11, 2006;

(c)        The Company’s Current Reports on Forms 8-K and 8-K/A (excluding any information furnished but not filed thereunder) filed with the SEC on May 17, 2006; June 30, 2006; September 18, 2006; September 19, 2006; September 20, 2006; November 6, 2006; November 13, 2006; and January 24, 2007; and

(d)        The description of the Company’s common shares of beneficial interest contained in the Company’s Registration Statement on Form 10 (File No. 0-14851) dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

All documents subsequently filed by the Company and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities.

                Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

                Not Applicable.

Item 6.    Indemnification of Trustees and Officers.

Limitation of Liability and Indemnification.  The Company’s Third Restated Declaration of Trust provides that the Company will indemnify members of its Board of Trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of the Board of Trustees or is or was serving at the Company’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further the Company will pay or reimburse reasonable expenses (including without limitation attorney’s fees), as such expenses are incurred, of each member of the Company’s Board of Trustees in connection with any such proceedings.

The Company’s Third Restated Declaration of Trust further provides that the Company will indemnify each of the Company’s officers and employees, and will have the power to indemnify each of the Company’s agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was the Company’s officer, employee or agent or is or was serving at the Company’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of the Company’s Board of Trustees, and all of the Company’s officers, employees and agents, the Third Restated Declaration of Trust provides that the Company will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of the Board of Trustees, and all of the Company’s officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of the Company’s Board of Trustees, or officers, employees or agents of the Company, whether or not the Company would otherwise have the power to indemnify such persons against such liability.  Without limiting the Company’s power to procure or maintain any kind of insurance or other arrangement, the Third Restated Declaration of Trust provides that the Company may, for the benefit of persons indemnified, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure the Company’s indemnity obligation by grant of any security interest or other lien on Company assets, or (iv) establish a letter of credit, guaranty or surety arrangement.  Any such insurance or other arrangement may be procured, maintained or established within the Company or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company.  In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of the Board of Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. The Company currently maintains insurance covering members of the Board and officers against liability as a result of their actions or inactions on the Company’s behalf.

With the exception of indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, by-law, contract or other arrangement under which a member of the Company’s Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of the Company’s Board of Trustees or as an employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

                Not Applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust
4.2	Second Restated Trustees’ Regulations (Bylaws)
5.1	Opinion of Pringle & Herigstad, P.C.
5.2*

Opinion letter, dated August 7, 2001, issued by the Internal Revenue Service to First Western Bank & Trust, the prototype sponsor of the form of plan document used for the IRET Properties’ 401(K) Retirement Plan

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pringle & Herigstad, P.C. (included in Exhibit 5.1)
99.1	Investors Real Estate Trust Retirement Plan

* The Plan is a standardized prototype plan. The Registrant is permitted to rely on the opinion letter issued by the Internal Revenue Service to First Western Bank & Trust, the sponsor of the prototype plan upon which the Plan is based, as to the Plan’s compliance, in form, with the qualification requirements of Section 401 of the Internal Revenue Code, and such opinion letter is supplied in lieu of a determination letter.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i)(ii)and (iii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

For the Registrant:  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minot, North Dakota, on January 24, 2007.

INVESTORS REAL ESTATE TRUST

By: /s/ Thomas A. Wentz, Sr.
Name: Thomas A. Wentz, Sr.
Title: President & Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant.  Each trustee whose signature appears below, hereby appoints Thomas A. Wentz, Sr. and Diane K. Bryantt, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a trustee of the Registrant, and to file with the Commission any and all Amendments to this Registration Statement.

Signature	Title	Date
/s/ Jeffrey L. Miller Jeffrey L. Miller	Trustee and Chairman	January 10, 2007
/s/ Steven L. Stenehjem Steven L. Stenehjem	Trustee and Vice Chairman	January 9, 2007
/s/ Edward T. Schafer Edward T. Schafer	Trustee	January 8, 2007
/s/ W. David Scott W. David Scott	Trustee	January 8, 2007
/s/ Patrick G. Jones Patrick G. Jones	Trustee	January 9, 2007
/s/ Charles W. Morgan Charles W. Morgan	Trustee	January 19, 2007
/s/ John D. Stewart John D. Stewart	Trustee	January 24, 2007

/s/ Timothy P. Mihalick Timothy P. Mihalick	Trustee, Senior Vice President & Chief Operating Officer	January 9, 2007
/s/ Thomas A. Wentz, Jr. Thomas A. Wentz, Jr.	Trustee & Senior Vice President	January 9, 2007
/s/ Thomas A. Wentz, Sr. Thomas A. Wentz, Sr.	President and Chief Executive Officer	January 24, 2007
/s/ Diane K. Bryantt Diane K. Bryantt	Senior Vice President and Chief Financial Officer	January 24, 2007

The Plan.  Pursuant to the requirements of the Securities Act, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minot, North Dakota, on January 24, 2007.

By:	IRET Properties, a North Dakota Limited Partnership, Plan Administrator

/s/ Timothy P. Mihalick
Name:	Timothy P. Mihalick
Title:	Senior Vice President & Chief Operating Officer

EXHIBIT INDEX

Exhibit Number:	Description of Exhibit
4.1

Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003).

4.2

Second Restated Trustees’ Regulations (Bylaws) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed with the SEC on December 15, 2003).

5.1	Opinion of Pringle & Herigstad, P.C.
5.2*

Opinion letter, dated August 7, 2001, issued by the Internal Revenue Service to First Western Bank & Trust, the prototype sponsor of the form of plan document used for the IRET Properties’ 401(K) Retirement Plan

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pringle & Herigstad, P.C. (included in Exhibit 5.1)
99.1	Investors Real Estate Trust Retirement Plan

* The Plan is a standardized prototype plan. The Registrant is permitted to rely on the opinion letter issued by the Internal Revenue Service to First Western Bank & Trust, the sponsor of the prototype plan upon which the Plan is based, as to the Plan’s compliance, in form, with the qualification requirements of Section 401 of the Internal Revenue Code, and such opinion letter is supplied in lieu of a determination letter.